EXHIBIT 4.2

Schedule identifying material details of warrants issued by the Company substantially identical to the Warrant filed in Exhibit 4.1 (as incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form SB-2 filed on May 3, 2006 (SEC File No. 333-133779)).

WARRANT HOLDER	NUMBER OF SHARES
Arie S. Belldegrun	92,940

Courtney Scott	13,769

Scott Richard Fagan	13,769

Townscape Capital Partners	6,884

M. Tarique Faroqui	6,884

Josh Donfeld	3,442